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                    [MICHAEL BEST & FRIEDRICH LETTERHEAD]









                                  June 3, 1997


Reliance Bancshares, Inc.
3140 South 27th Street
Milwaukee, Wisconsin 53215

     RE: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     You have requested our opinion as to the legality of 358,728 shares of common stock, $1.00 par value per share ("Common Stock"), of Reliance Bancshares, Inc. (the "Company") being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-8. As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the shares of Common Stock will, when issued and sold in accordance with the respective provisions of the plans under which they are granted, be validly issued, fully paid and nonassessable shares of Common Stock of the Company (except as may be provided in Section 180.0622(2)(b) of the Wisconsin Statutes which may require further assessment for unpaid wages to employees under certain circumstances).

     We give our consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 and the use of our name in connection therewith.

                                             Very truly yours,

                                          MICHAEL BEST & FRIEDRICH